Exhibit 10.2

[logo Sparkasse] [stamp: Customer Copy]	Stadtsparkasse Augsburg
Halderstraße 1-5
86150 Augsburg, Germany
VAT ID DE 127504902
Account
250491743
Reference

Overdraft Facility

ExOne GmbH

Daimlerstr. 22, 86368 Gersthofen, Germany

- hereinafter referred to as Borrower - enters into the following agreement with Sparkasse [savings bank] on a credit on current account up to a maximum amount of EUR 1,300,000.00.

1 Credit Facility

The credit in the aforementioned amount is made available on checking account 250491743.

2 Credit Cost

The interest and commission rates as set forth by the savings bank for credits of this type are to be paid for the relevant loan money drawn down. Borrower shall be notified of changes in such rates.

The interest rate is currently 6.2000 percent per year.

☐  A credit commission of      percent per year shall be charged as a fee for the availability of the entire loan money to the extent the promised credit has not been drawn down.

☐  In addition, the following will be charged:

At each statement of account, the credit cost incurred by then shall be charged. If the credit granted is thereby exceeded, the savings bank shall charge for the amount overdrawn - as in the case of any other exceeding of a credit - the overdraft interest rate set forth for overdrafts in each case,

☒  currently 10.2000 percent per year,

☐  in addition to the aforementioned credit cost, the overdraft commission set forth for respective overdrafts, currently      percent per year.

Borrower undertakes to compensate the overdraft in each case without undue delay.

Where no value-added tax is charged, such financial services are not subject to value-added tax. Unless Borrower objects within 4 weeks from posting of the value-added tax in writing by stating its legitimate interests (in particular, no right to the deduction of input tax), the savings bank shall invoice any credit cost plus value-added tax at the statutory rate. Borrower shall also be entitled to the right of objection if its right to the deduction of input tax changes at a later time.

3 Term, Termination

The credit shall be granted for an unlimited period of time, unless a time limit is agreed separately hereinbelow.

☐  The credit facility is limited until                     .

No. 26 of the General Terms and Conditions of the savings bank shall apply to the termination.

4 Special Agreements

The credit facility may optionally be used for all types of short-term corporate financing (such as overdraft credit, short-term fixed-rate loans for at least EUR 100,000.00 and minimum terms of 30 days, guarantees, letters of credit, as well as all other foreign business transactions, collateral security for foreign exchange transactions, leasing, etc.).

This contract replaces the overdraft facility agreement dated September 11, 2012 for EUR 800,000.00 and the guarantee line credit agreement dated April 05/12, 2012 for EUR 500,000.00.

Account 250491743

5 Collateral

The credit may only be drawn down if all requirements have been met that the agreed collateral has been provided to the savings bank and, where necessary, a confirmation thereof is received by the savings bank. In separate agreements governing the details, the following collateral is/was provided/assigned to the savings bank:

•	Hard letter of comfort from ExOne Company in favor of ExOne GmbH and confirmation that no profit transfer agreement exists and that the conclusion of such an agreement is waived.

•	During the term of this operating credit, Borrower undertakes not to provide any collateral of any type whatsoever to any other lenders for similar credits already granted or yet to be granted to Borrower or to any third party or to have any collateral provided by a third party (such as subsidiaries or investment companies, shareholders). Otherwise, the savings bank is to be provided the same status as any other lenders. This shall not apply if the savings bank consents in advance to any collateral being provided or to collateral being provided to the savings bank at the same time, which in its view are of equal value. Supplier credits on usual terms and the securing of such credits by retention of title and follow-on assignments shall also be exempted.

The liability of any already existing or future other collateral in the scope of the relevant hedging purposes agreed shall remain unaffected.

6 Several Borrowers

Several borrowers shall be liable as joint and several debtors for the liabilities arising hereunder.

Where the savings bank is satisfied by one borrower, it shall not check whether such borrower is entitled to claims to any collateral no longer required by the savings bank. It shall generally return any such collateral to the collateral provider, unless the borrower making payments proves that the consent of the collateral provider exists to surrender the collateral to such borrower.

7 Obligation to Disclose and to Give Information

During the entire term of this credit facility, Borrower is to allow the savings bank or an authority commissioned by the savings bank at any time, at least once annually, to inspect the current financial circumstances, to hand over documents relevant thereto (such as balance sheets/annual financial statements, income tax assessments and returns, statements of assets and liabilities, etc.), to provide any requested information, and to allow the inspection of its operations. The savings bank shall also be obligated on the basis of legal and supervisory provisions to disclose Borrower’s financial circumstances.

The savings bank may request the required documents directly from Borrower’s accounting and tax advisors after consultation with Borrower. Where the designated documents are stored on data carriers, Borrower shall be obligated to make them readable within a reasonable period of time.

In the event that Borrower fails to meet these obligations, the savings bank shall be entitled to terminate the credit agreement for immediate repayment.

The savings bank shall be entitled to inspect the public register as well as the land register and the land register files at any time and to request simple or certified copies and extracts on behalf of Borrower, as well as to obtain information from insurance companies, public authorities, and other authorities, in particular credit institutions, which it may deem required for the assessment of the credit relationship.

8 Cost of the Agreement

Any cost of the provision of collateral shall be borne by Borrower. Reimbursement of the savings bank’s expenses shall be governed by the statutory provisions.

9 Assignment, Transfer of the Credit Risk to Third Parties, Dissemination of Information

9.1 The savings bank may transfer the credit claim and/or the economic risk of the granting of the credit to a third party in whole or in part for the purposes of refinancing, equity capital relief, or risk diversification. This may occur, for example, by the sale of credit claims, including any associated collateral, by means of credit derivatives or by means of any credit sub-participation.

For this purpose, the savings bank may disseminate the required information (such as credit amount, due date, interest rate, name, and address) to third parties and to such persons, who are to be included into the examination of the intrinsic value and processing of the transfer for technical, organizational, or legal reasons (such as rating agencies, auditors, tax consultants, lawyers, or civil law notaries). Borrower shall release the savings bank from the banking secrecy in this respect.

9.2 A third party may be a member of the European system of central banks, a credit institution, financial services institution, financial firm, insurance company, pension institution, a pension fund, a capital investment company, or an institutional buyer.

9.3 The savings bank shall be obligated to confidentiality towards the third parties and the other persons designated under Article 9.1 hereof prior to disseminating any information, unless such an obligation already exists based on statutory and professional regulations/regulations customary to the profession. The obligation to confidentiality shall include maintaining secrecy with respect to any and all customer-related data and assessments and using the information only to the extent required for implementing the measures specified. In addition, the savings bank shall obligate the third party to enter into an appropriate confidentiality agreement on its part with the relevant other recipients prior to the transfer of rights arising from the agreement and the dissemination of information to such other recipients.

10 Advertising Objections

Borrower may object to the use of its data for advertising purposes at any time.

Account 250491743

11 Legal Venue

Unless the competence of the general legal venue of the savings bank already arises from Section 29 German Code of Civil Procedure, the savings bank may pursue its claims by way of legal action at its general legal venue, if Borrower as defendant in the legal action is a businessperson or a legal entity within the meaning of No. 6 General Terms and Conditions or at the contract conclusion has no general legal venue in Germany or subsequently transfers its place of residence or habitual residence from the Federal Republic of Germany or its place of residence or habitual residence is unknown at the time the lawsuit is filed.

12 Legal Obligation to Cooperate

Borrower shall be obligated to notify the savings bank without undue delay of any changes arising in the course of the business relationship in the information provided to the savings bank (Section 4(6) German Money Laundering Act).

13 Information on the Economic Beneficiaries (Section 3(1)(3) Money Laundering Act)

Borrower acts in its own economic interests and not at the instigation of a third party (in particular a trustor):

☒  Yes.    ☐  No.

Economic beneficiary: Borrower acts in the economic interests and at the instigation of the following person(s) listed:

(last name, first name, address)

14 General Terms and Conditions

The savings bank expressly points out that its General Terms and Conditions are additionally an integral part of the agreement. The General Terms and Conditions may be examined in the counter halls of the savings bank and shall be made available upon request.1

[1]	Each contractual partner of the savings bank shall receive a copy of the General Terms and Conditions, if no business relationship yet exists and the conclusion of the contract occurs outside the savings bank.

Place, Date	Place, Date
<Gersthofen, September 22, 2015>	Augsburg, September 18, 2015
Signature(s) Borrower	Signature(s) Sparkasse

[stamp: ExOne GmbH
Daimlerstr. 22
86368 Gersthofen, Germany
Tel.: + 49(0)821 / 65063-0
Fax: +49(0)821 / 65063-111
Email: europe@exone.com]
[Signature]

ExOne GmbH	Stadtsparkasse Augsburg
	[Signature]	[Signature]
represented by: <ERIC BADER>	Michael Quilitzsch	Martin Schrüfer

The contract and the copy/copies are to be signed by all borrowers designated on page 1 hereof! Each borrower shall receive a copy of the loan agreement.

Legitimacy check according to Section 154(2) of the German Tax Code/Identification according to the German Money Laundering Act:

Last name, date of birth, place of birth, nationality, type of ID (identity card type, identity card number, issued by) or reference to the ID/identification obtained:

ExOne GmbH, July 07, 2003, German / Commercial Register, B 20036, Augsburg Local Court

Information reviewed and for the correctness of the signatures:                                                                  on: